Exhibit 99.4

THIS POWER OF ATTORNEY is granted on 14 January 2008,

(1)                             Delta Lloyd N.V. (“Delta Lloyd”) hereby grants power of attorney to Ms. Pien Stevens and Ms. Loes Hupkes (the “Attorney”) each individually with full power of substitution to:

(a)                                       sign on behalf of Delta Lloyd in the form as the Attorney may approve any filing and notification of any interest in listed securities that are required under any applicable rules and regulations as result of any acquisition and/or divestment and/or other transfer by Cyrte Investments B.V. or any of its subsidiaries, including but not limited to, Cyrte Investments GP I B.V. (either in its own capacity or for the benefit of CF I Invest C.V.) and Cyrte Investments GP III B.V. (either in its own capacity or for the benefit of Cyrte Fund III C.V.) (the “Filings 2008”);

(b)                                      sign on behalf of Delta Lloyd in the form as the Attorney may approve any further documents, agreements or deeds as may be ancillary, necessary or useful in connection with the execution or performance of the Filings 2008; and

(c)                                       perform all acts as in the opinion of the Attorney shall be necessary or useful in connection with the preparation, execution or performance of the Filings 2008 and of the transactions contemplated thereby including acts of disposition (the “Power of Attorney 2008”).

(2)                             Furthermore, Delta Lloyd hereby declares that:

(a)                                       it granted power of attorney (the “Power of Attorney December 2007”) on or about 20 December 2007 to the Attorney individually to sign on its behalf the filings that were required under applicable rules and regulations in the United States of America as result of the transfer of 61,738,085 American Depositary Shares, representing 61,738,085 shares of Vivo Participaçoes S.A., and 1,090,916 American Depositary Shares, representing 2,181,832 shares of Telemig Celular Participaçoes SA., from Cyrte Investments GP I B.V. (for the benefit of CF I Invest C.V.) and Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke belangen to Cyrte Investments GP III B.V. (for the benefit of Cyrte Fund III C.V.) dated 19 December 2007 and the purchase of 11,400 American Depositary Shares, representing 22,800 shares of Telemig Celular Participaçoes SA., by Cyrte Investments GP III B.V. dated 19 December 2007 (the “Fillings December 2007”); and

(b)                                 the Attorney signed the Filings December 2007 on its behalf on or about 20 December 2007 in accordance with the Power of Attorney December 2007 (collectively with the Power of Attorney 2008 referred to as the “Power of Attorney”).

(3)                             Delta Lloyd shall not make any claim against the Attorney in respect of any act that is lawfully performed by the Attorney under the Power of Attorney.

(4)                             Delta Lloyd shall indemnify and hold the Attorney harmless against any claims, actions or proceedings made against the Attorney and against any damages, costs and expenses that the Attorney may suffer or incur as a result of or in connection with any act that is lawfully performed by the Attorney under the Power of Attorney.

(5)                             Delta Lloyd declares that this Power of Attorney also applies in situations where the Attorney also acts as a counterparty of Delta Lloyd or as a representative of a counterparty of Delta Lloyd (Selbsteintrits).

(6)                             This Power of Attorney is irrevocable until 31 December 2008 at the end of which date it shall terminate and shall cease to be of any effect.

(7)                             This Power of Attorney is governed by the laws of the Netherlands.

Delta Lloyd N.V.

/s/ Peter Kok
By Peter Kok

Title: Executive Director